Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED

BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF

PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS

DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

PRODUCT DEVELOPMENT and MANUFACTURING AGREEMENT

This Product Development and Manufacturing Agreement (“Agreement”) is made on September 16, 2021 (“Effective Date”), between:

Supplier:	Shenzhen Fenda Smart Technology Limited
Fenda Hi-Tech Park, Zhoushi Road, Shiyan, Baoan, Shenzhen,Guangdong
China 518108

Customer:	CONNEQT, Inc
251 Little Falls Drive
Wilmington, DE 19808
USA

(Collectively known as “Parties” and individually a “Party”)

RECITALS

(1)	WHEREAS Supplier is engaged in the design, development, production and supply of Sports, Fitness and Healthcare products and accessories.

(2)	WHEREAS Customer is engaged in the design, development, promotion and sales of consumer health products and accessories under the pending trademark “CONNEQT” which is more particularly described in Schedule I to this Agreement (“Trademark”).

(3)	WHEREAS Customer is desirous of appointing Supplier to design, develop, produce and supply a wearable health & fitness blood pressure band as more particularly described in Schedule II attached hereto (“Product”) for sale and distribution by Customer under the Trademark and Supplier is desirous of producing and supplying the Product to Customer in accordance with the terms and conditions below.

THEREFORE, The Parties agree as follows:

1.	Selection of Supplier

1.1	Customer has selected Supplier to design, develop, and manufacture the Product on an exclusive basis and Supplier agrees to be selected for such purpose, and parties agree to perform their agreed obligations in accordance with the terms and conditions of this Agreement.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.2	Supplier shall exercise all reasonable skill, diligence and care to design, develop, manufacture and supply the Product in accordance with the Parties’ agreed specifications and other requirements as set forth in this Agreement (including the exhibits and schedules attached hereto).

2.	Product Development

2.1	Product designed, developed, manufactured and supplied by Supplier to Customer must be in conformity with and meet the requirements of, the specifications as more particularly described in Schedule III attached hereto (“Specifications”). Supplier shall ensure that its design, development and manufacturing processes related to the Product shall not deviate from the Specifications in any way without the express prior written consent of Customer.

2.2	Customer shall provide Supplier with all necessary instructions, information, and, materials related to the Specification to enable Supplier to design, develop and manufacture the Product. The Parties may jointly establish testing criteria to demonstrate the level of performance, quality, and reliability of the Product (via sample testing etc.), as well as compliance with the Specifications.

2.3	The Parties shall agree upon the Specifications prior to commencement of the Product development. If Customer and Supplier mutually agree to change the Specifications at any time during the Product development, Supplier shall use its reasonable endeavors to fulfill such changes subject to an increase (if any) of the NRE (as defined below) as may be agreed by Customer and Supplier, if necessary, a corresponding adjustment to the Parties’ agreed timetable for the Product’s development and delivery as more particularly described in Schedule IV attached hereto (“Milestone Schedule”).

2.4	Supplier shall furnish and deliver to Customer samples of the Product (“Product Samples”) in accordance with the Milestone Schedule. Upon delivery, Customer shall test and approve the Product Samples against the Specifications and the testing protocols as more particularly described in Schedule V attached hereto (the “Testing Protocols”). Customer may require Supplier to make corrections or changes to the Product Samples (and the Product) if such Product Samples are non-conforming to the Specification, or fail to meet the Testing Protocols. If Supplier receives no feedback from Customer regarding the Product Samples within fourteen (14) days of delivery, the samples shall be deemed approved.

2.5	Customer shall pay Supplier a non-refundable, non-recurring fee for the design and development of the Product, details of which are contained in Schedule VI attached hereto (“NRE”) , and ATE, Tooling, Samples, Certification, Mock up in Schedule V. Payment shall be made as follows:

(a)	[***] percent ([***]%) to be paid within ten (10) days after signing of this Agreement; and

(b)	[***]percent ([***]%) to be paid as follows:

i.	[***]% to be paid within ten (10) days after [***];

ii.	[***]% to be paid within ten (10) days after [***];

iii.	[***]% to be paid within ten (10) days after [***].

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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3.	Quality Control and Management

3.1	In connection with its design, development, manufacturing and supply of the Product under this Agreement, the Supplier agrees to be subject to, and comply with, the Quality Management System (QMS) as set out in the Quality Document to be confirmed by both parties (the “Quality Document”). The purpose of the Quality Document is to ensure that the quality control responsibilities of the Supplier and of the Customer in relation to the design, development, manufacturing and supply of the Product are clearly and specifically defined.

3.2	Each of the Supplier and the Customer shall appoint and designate a Quality Assurance Representative who will serve as each party’s representative and contact for matters related to Product quality control and to interact with each other in respect of the Quality Agreement.

4.	Terms Relating to Forecasts, Purchase Orders and Delivery

4.1	Subject to Customer’s acceptance of the Product Samples and the parties agreeing to move forward with full production of the Product, Customer will provide Supplier with a minimum six (6)-month rolling forecast of its monthly Product requirements (“Forecasts”) by no later than the twentieth (20th) day of each calendar month following full production of the Product. Unless the parties otherwise agree, Forecasts are non-binding and for planning purposes only.

4.2	It is the intentions of the parties that, based on such Forecasts, the parties will agree on Customer’s minimum Product purchase obligations for the first four (4) months (the “Initial Minimum Purchase Requirement”) following the full production of the Product. Once the Initial Minimum Purchase Requirement has been agreed by the parties, such Initial Minimum Purchase Requirement will be a binding obligation of Customer. Also, if Customer’s total Product purchased under POs for a twelve (12)-month period is less than the aggregate Product forecasted under the Forecast, Supplier may increase the price of the Product ordered thereafter for an agreed period of time.

4.3	Supplier is authorized to purchase materials and components in excess of the quantities required to manufacture the quantity of the Product under the Forecasts, provided such excesses are required to take advantage of volume price breaks or to meet minimum order quantity requirements imposed by vendors provided such purchases have been approved by Customer in writing prior to the purchase.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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4.4	Customer shall place purchase orders (“PO”) with Supplier at least three (3) months prior to the expected delivery date of the Product or such other period as the Parties shall mutually agree. Each PO shall specify the agreed per unit price of the Product, the quantity to be delivered, the expected delivery date, the destination of delivery and any other special delivery instructions. Other terms and conditions of such PO, including without limitation, any general sales terms, will be mutually agreed by the Parties. Supplier shall within seven (7) business days after its receipt of each PO give notification of acceptance of the PO to Customer or make suggestions on alternative arrangements if the terms of the PO cannot be met. No accepted PO can be cancelled by Supplier except with the prior consent of Customer. Notwithstanding anything to the contrary, POs will be subject to the availability of raw materials that requires a long lead time. Changes to the PO may be made as the parties may agree.

4.5	Customer may be required to fulfill a minimum order quantity (“MOQ”) for Product ordered under each PO. The MOQ and the applicable periods are as specified in Schedule VII attached hereto (or as the parties may otherwise agree).

5.	Price, Payment Terms

5.1	The Parties’ agreed per-unit price of the Product shall be as specified in each applicable PO. Unless agreed otherwise in writing, all prices are quoted in the United States Dollars (USD) on F.O.B. Shenzhen (INCOTERMS 2010) basis. Changes in such shipping terms, including pricing, shall be subject to the mutual agreement of the parties.

5.2	Except as otherwise provided for and agreed upon by the parties in an accepted PO, Customer shall pay Supplier’s invoiced amount for each corresponding PO by wire transfer, as follows: (a) [***] ([***]%) to be paid within ten (10) days after Customer’s receipt of the notice of Supplier’s acceptance of PO, and (b) [***] percent ([***]%) to be paid within ten (10) days after the later of (i) completion of Customer’s inspection of the Products readied for delivery per POs and (ii) provision by Supplier of corresponding testing report, invoice and packing list for such shipment. The Parties agree that, after the order by and shipment of [***] units of Product to Customer, the payment term shall can: (a) [***] percent ([***]%) to be paid within fifteen (15) days after Customer’s receipt of the notice of Supplier’s acceptance of PO and (b) [***] percent ([***]%) to be paid fifteen (15) days after delivery.

6.	Quality Standards

6.1	If relevant certifications and/or approvals from the relevant authorities are required in connection with the Product (or the sales and distribution thereof), Supplier agrees to provide necessary information, documentation and/or other assistance that Customer may request or require in connection with applying for or obtaining such certification and/or approvals. Customer shall be responsible for the fees or expenses arising from applying for such certifications and approvals.

6.2	Customer shall agree with Supplier on the acceptance quality level standards (“AQL”), and all inspections to be carried out by each Party shall be based on this agreed AQL. If the Product shipment fails the agreed AQL, Customer shall promptly notify Supplier and discuss any remedial actions to rectify the situation. Customer may at its own discretion and expense inspect Product shipments either at the Supplier’s premises prior to shipment or its own premises upon receipt, provided that in the latter case, Customer shall provide Supplier with a written notification of acceptance or rejection of each Product shipment within fourteen (14) days of receipt, otherwise the Product shipment shall be deemed accepted.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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6.3	Subject to the warranty replacement under Section 7.1 of this Agreement, any Product not conforming to the Specification shall be deemed defective and subject to being reworked, repaired or replaced by Supplier at no additional costs to Customer (including any shipping, delivery and customs charges). In the event of an Epidemic Failure, Customer and Supplier shall promptly discuss in good faith to agree upon and implementation of other measures to correct the situation, including without limitation, the replacement of the entire Product lot. “Epidemic Failure” shall be defined as an identical manufacturing or workmanship defect occurring in more than five percent (5%) of the Product delivered within the same shipment to Customer that is discovered within six (6) months of its delivery to Customer and confirmed technically by both Parties.

7.	Warranties.

7.1	Supplier shall provide warranty for the Product against manufacturing defects for a period of twelve (12) months from the date of shipment of the Product to Customer (“Warranty Period”) (natural wear and tear, cosmetic defects, misuse and Customer/end-user induced damages excluded). During the Warranty Period, if Customer finds any Product with the above manufacturing defects, it shall promptly notify Supplier of the situation and submit to Supplier an inspection report detailing such defect(s). Upon Supplier’s verification of the defects, Customer shall at Supplier’s expense ship the defective Product to Supplier and, subject to Section 6.3 above, Supplier shall at its expense repair or replace any such defective Product and return them to Customer, Supplier will also ship zero-point-seven percent (0.7%) additional units of Products per order (“Warranty Replacement Units”) as a spare to cover potentially faulty product at no additional cost (Customer will not claim if the return rate is less than the Warranty Replacement Units provided).

7.2	Each party represents and warrants to the other party that it is the owner of, or has otherwise obtained all necessary rights in, any of its software, hardware, algorithms, circuitry designs, schematics, methods, processes, technology, know-how, industrial designs, component and/or tooling (“Know-how”) that are used, incorporate into, or otherwise forms the basis of the Product, and that such Know-how, to such party’s knowledge, does not infringe upon any third party’s intellectual property rights.

7.3	Each party represents and warrants to the other party that it possesses all the right, power and authority necessary to enter into and perform its obligations under this Agreement, and that this Agreement is valid, binding and enforceable against each other and their successors and assigns in accordance with its terms.

7.4	EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS CLAUSE 7, NEITHER CUSTOMER NOR SUPPLIER MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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8.	Indemnity

8.1	If any third party brings any claim, suit, action or proceeding against a Party (“indemnitee”) for infringement of patents, copyrights, designs, trademarks, trade secrets, brands, trade names, Logo, software, hardware, designs, know-hows or other intellectual property or proprietary rights, arising out of the development, design, production and/or supply of the Product under this Agreement that is attributable to the other Party’s Know-how or Background Property (as defined below), then the other Party (“indemnifier”), the indemnifier shall, at its expense, defend and/or settle any such claim, suit, action or proceeding and shall indemnify and hold the indemnitee harmless from and against direct damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and court fees) in connection therewith.

8.2	If any third party brings any claim, suit, action or proceeding against a Party (“indemnitee”) for personal injury or property damage arising out of the Product that is attributable to the negligence or willful misconduct of the other Party (“indemnifier”), then the indemnifier shall at its expense defend and/or settle any such claim, suit, action or proceeding and shall indemnify and hold the indemnitee harmless from and against direct damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and court fees) in connection therewith.

8.3	In the event of occurrence of any of the claims mentioned above, the indemnitee shall promptly notify the indemnifier of the nature, circumstances and extent of such claim and permit the indemnifier to answer and defend such claim. The indemnitee shall provide the indemnifier with all reasonable assistance to enable it to defend the claim, but shall not settle such claim on the indemnifier’s behalf without undergoing prior consultations.

8.4	Customer acknowledge and agrees that in the event of the following circumstances, the Supplier shall not bear any liability to Customer if the third party infringement claim arises from the use of : (i) parts, key components or equipment provided by Customer or a supplier designated and required to be used by Customer (that is, it does not come from Supplier), or (ii) the designs, schemes and molds were provided by or is required to be used by Customer (that is, they do not come from Supplier).

8.5	In no event shall either party, whether as a result of breach of agreement, tort (including negligence) or otherwise, have any liability to the other party or any third party arising out of this agreement for any indirect, special, incidental, punitive or consequential damages, even if either party has been advised of the possibility of such damages, the foregoing shall not apply in respect of a party’s willful misconduct or gross negligence; any misappropriation or violation of either party’s intellectual property rights or confidential information; either party’s indemnification obligations under this clause 8; or as required by applicable laws.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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9.	Intellectual Property

9.1	Subject to clause 9.2, Parties agree that:

	(a)	all designs, copyrights, patents, technology, know-how and other intellectual property rights arising from and subsisting in the Product, including any modifications thereto (“IP Rights”) shall be deemed as “work for hire” and the property of Customer.

	(b)	Supplier shall not use or utilize Customer’s IP Rights for or in connection with the development, design, and manufacturing of any product for any third party, including without limitation, the development, design and manufacturing of “white label” products.

9.2	If the Background Property (as defined below) of a Party is incorporated into the Product (or in the design, development or manufacturing of the Product), such Party shall remain the owner of such Background Property and all intellectual property rights subsisting therein but shall also grant the other Party a royalty-free license to use such Background Property limited specifically to accomplish the objectives of this Agreement. “Background Property” means a Party’s Know-how and any patents, designs, copyrights, trademarks, trade secrets, mold works or other intellectual property rights therein that were conceived of, discovered, reduced to practice or reduced to tangible form prior to the commencement of the Product development and without reference to the other Party’s Background Property.

9.3	Customer grants to Supplier a LIMITED royalty-free license to use the Trademark specifically and solely for and in connection with the manufacturing and marking of the Product and any related packaging. Customer shall supply to Supplier the specifications and samples of the Trademark and provide all proper instructions and assistance to enable Supplier to properly apply the Trademark to the Product and any related packaging.

9.4	The Background Property and related rights owned by the Customer and Supplier respectively belong to themselves, and the use of these Background Property by the Parties will be limited to the purpose of this Agreement.

10.	Confidentiality

10.1	Neither Party shall under any circumstances disclose to any third party or use for its benefit any information or materials provided to, received by or otherwise disclosed to it by the other Party in connection with this Agreement or otherwise, including without limitation, any information or materials relating to such other party’s business, the Product, Know-how and/or Background Property (“Confidential Information”), whether or not the Confidential Information is provided in written form. Each Party shall maintain strict confidentiality and secrecy with respect to the Confidential Information and shall not use such Confidential Information except as in connection with the performance of its obligations under this Agreement. This clause shall survive termination of this Agreement in respect of each piece of Confidential Information until it becomes part of the public domain through neither Party’s fault or breach.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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11.	Term, Termination

11.1	This Agreement shall be effective from the Effective Date and remains in force for a period of three (3) year.

11.2	Either Party may terminate this Agreement if the other Party breaches any of the provisions of this Agreement and fails to cure such breach within thirty (30) days of receipt of the non-breaching Party’s written notification of such breach.

11.3	In the event of termination of this Agreement,

	(a)	each Party shall return to the other Party all Confidential Information received in any form or medium, any materials relating thereto, and all copies thereof;

	(b)	where the termination is initiated by Supplier, Customer will have the right to request Supplier continue to make available to Customer such amount of inventory of finished Products (and related parts and Warranty Replacement Units) as may be requested by Customer on the same terms and conditions (including payment) as set forth in this Agreement;

	(c)	Supplier shall return Customer’s tooling (if any) to Customer.

11.4	Notwithstanding termination of this Agreement, all accepted and unfulfilled POs as at the effective date of termination shall remain in full force and effect and Customer shall take delivery of the Product against such outstanding POs and shall settle all outstanding amounts payable under each such PO within seven (7) days from the effective date of termination.

11.5	Effects of Termination are: (a) Payment. Neither the expiration nor termination of this Agreement shall relieve either party of its obligation to make any and all payments that are due and payable under this Agreement, (b) Completed Products and Work-in-Process (semi-finished Products). Upon termination by Customer under this Agreement, Customer shall pay (i) the agreed price for all completed Products manufactured based upon accepted PO, and (ii) reasonable portion of the agreed price for Work-in-Process manufactured based upon accepted PO, and (c) Materials Acquired for Products. Customer agrees on reimbursement to Supplier for its reasonable cost of corresponding quantities of materials acquired specifically for use with the Product and that were acquired by Supplier based on the Forecast and PO (“Materials Acquired for Products”).

11.6	For avoidance of doubt, under the condition that the Customer pays on time and in full for amounts that are due and payable under this Agreement, after the termination or expiration of this Agreement, Supplier shall not sell, transfer or other distribute any Product (a) whether or not in inventory on the date of termination or expiration, (b) whether finished or unfinished, and (c) whether it bears or not the Customer’s logo, to any third party (including affiliates of Supplier) if such Product bears, is imputed with, contains or incorporates any IP Rights of Customer.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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11.7	All clauses that by their nature are intended to survive termination of this Agreement shall so survive termination of this Agreement.

12.	General

12.1	Force Majeure. If and to the extent that either Party is prevented or delayed by events beyond its reasonable control including but not limited to strike, lock out, riot, commotion, terrorism, war, fire, flood, tsunami, typhoon, rainstorm and earthquake from performing any of its obligations (except payment obligation) under this Agreement, and such event persists for three (3) months or beyond, then the Party so affected shall be relieved of liability to the other for failure to perform such obligation.

12.2	Notices. All notices wherever required in this Agreement shall be in writing and sent by certified mail or international courier service to the addresses set forth in the preamble, and shall be deemed given when received.

12.3	Governing Law and Dispute Resolution. This Agreement is governed by and will be construed in accordance with Hong Kong law. The Parties agree any dispute or claim arising out of or relating to this Agreement, or the breach termination or invalidity thereof, shall be submitted to Hong Kong International Arbitration Centre (“HKIAC”) and settled by arbitration in accordance with the arbitration rules of HKIAC. The arbitral award shall be final and binding upon both parties. All the reasonable fee thus arising and incurred by the winning party shall be borne by the losing party, including but not limited to arbitration fee, lawyer’s fee, travel expense.

12.4	Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior or contemporaneous oral or written agreements, understandings, proposals, undertakings, representations and communications between the parties regarding the above matters. Any modification to this Agreement shall only be effective if made and agreed in writing duly signed by the authorized representatives of both Parties.

12.5	Severance. If any provision of this Agreement is for any reason declared to be invalid, such provision shall be reformed to the maximum extent permitted by the applicable law, and the validity of the remaining provisions shall not be affected.

12.6	Assignment. This Agreement and any rights and obligations hereof may not be assigned or transferred by either Party without prior written consent of the other Party. Any assignment or transfer without such consent shall be null and void. Notwithstanding the foregoing, Supplier may assign its right to receive payment under this Agreement to and for and the benefit of, China Export Credit Insurance Corporation, provide that (a) Supplier notifies Customer in advance of such assignment and confirms in writing on the payment details related to such assignment, (b) Customer has no further liability to Supplier after such assignment and payment thereunder, and (c) any payment so made to China Export Credit Insurance Corporation shall be deemed a payment to Supplier under this Agreement.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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IN WITNESS WHEREOF the Parties have signed this Agreement on the Effective Date.

Signed on behalf of Supplier		Signed on behalf of Customer

	/s/ Adee Liu		/s/ Craig R. Cooper

Shenzhen Fenda Smart Technology Limited		CONNEQT, Inc.

Name:	Adee Liu	Name:	Craig R. Cooper
Title:	Sales Manager	Title:	CEO
Date:	September 17, 2021	Date:	September 22, 2021

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE I: The Trademarks

Trademark	Class(es)	Reg. No.	Status	Goods/Services
CONNEQT	9, 10	90686910	Pending	Goods
	9, 10	90741045	Pending	Goods

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SCHEDULE II: The Product

[***]

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SCHEDULE III: The Specifications

[***]

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SCHEDULE IV: The Milestone Schedule

Indicative project schedule will be agreed within 30 days of this Agreement, subject to actual progress once project commences.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SCHEDULE V: Testing and Tooling

[***]

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SCHEDULE VI: NRE

[***]

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SCHEDULE VII: MOQ

[***]

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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